Exhibit 10.1

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”), is entered into this 31st day of March, 2009 by and between William J. Weyand, an individual (“Weyand”), and MSC.Software Corporation, a Delaware corporation (“MSC”).

WHEREAS, Weyand has been employed as the Chief Executive Officer and/or Chairman of MSC since February 9, 2005, pursuant to an employment agreement most recently amended and restated as of December 23, 2008 (the “Employment Agreement”); and

WHEREAS, Weyand and MSC have mutually agreed to terminate Weyand’s employment relationship with MSC upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Weyand and MSC agree as follows:

I. Termination; 2008 Bonus. Weyand’s position as an officer, director, employee, member, manager and in any other capacity with MSC and each of its affiliates (other than as a member of the Board of Directors of MSC) terminated effective March 11, 2009 (“Separation Date”), and all benefits and perquisites of employment ceased as of the Separation Date. Weyand resigned as a member of the Board of Directors of MSC effective March 20, 2009. The Employment Agreement is hereby terminated as of the Separation Date, provided, however, that notwithstanding anything to the contrary in this Separation Agreement, Sections 3.4 and 7 through 29 of the Employment Agreement shall continue to apply in accordance with their terms. All payments due to Weyand from MSC shall be determined under this Separation Agreement. Except for the payments referred to in the next sentence, Weyand acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any severance, overtime, bonus, commissions, or other wages), usual benefits and accrued but unused vacation through the Separation Date and that all payments due to Weyand from MSC after the Separation Date shall be determined under this Separation Agreement. On or before April 15, 2009, MSC will pay Weyand (1) Three Hundred Ninety Two Thousand Seven Hundred Eighty Three Dollars ($392,783), less standard withholding and authorized deductions, as a bonus for 2008, and (2) Five Hundred Dollars ($500), less standard withholding and authorized deductions, for a television and couch left by Weyand at a residential property in Newport Beach, California provided to him by MSC (the “Newport Beach Residence”). Weyand will not be entitled to any bonus with respect to 2009. In addition, MSC will reimburse Weyand for his reasonable expenses incurred in packing and shipping his household goods and vehicles from the Newport Beach Residence; provided, however, that in no event shall the maximum aggregate amount of such reimbursement exceed Five Thousand Dollars ($5,000) and provided, further, that any such reimbursement shall be contingent upon Weyand’s submitting to MSC a valid receipt documenting the related expense not more than thirty (30) days after such expense was incurred.

II. Severance Benefit. MSC shall pay as severance pay to Weyand the amount of Five Hundred Ninety Five Thousand One Hundred Twenty Five Dollars ($595,125), less standard withholding and authorized deductions (the “Severance Amount”). Such Severance Amount shall be treated as deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Fifty percent (50%) of the Severance Amount shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Separation Date (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Weyand’s death). The remaining fifty percent (50%) of the Severance Amount shall be paid in six (6) substantially equal monthly installments over the six-month period thereafter. In addition, during the twelve-month period following the Separation Date, MSC shall either pay or reimburse Weyand for one hundred percent (100%) of Weyand’s premiums to continue for such period under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) the same or reasonably equivalent medical coverage for Weyand (and, if applicable, Weyand’s eligible dependents) as in effect immediately prior to the Separation Date. For each such month, Weyand shall also be entitled to continued supplemental medical benefit coverage under MSC’s executive medical benefit program as in effect immediately prior to the Separation Date. (The Severance Amount and the health benefits provided under the preceding two sentences are collectively referred to as the “Severance Benefit.”) A listing of all of Weyand’s equity awards vested as of the Separation Date is listed on Exhibit A attached hereto (to the extent so vested, the “Vested Equity Awards”). Weyand has no rights with respect to any other equity awards granted by MSC. Schedule A also sets forth the aggregate balance of Weyand’s nonqualified deferred compensation account as of December 31, 2008, which account (as adjusted through the date of final distribution) shall be paid out in accordance with the terms of MSC’s nonqualified deferred compensation plan (the “Deferred Compensation Benefit”). Weyand specifically acknowledges and agrees that he is entitled to receive no severance pay or other benefits pursuant to any severance plan or policy of MSC or any of its affiliates.

III. Release. Weyand on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges MSC and each of its parents, subsidiaries and affiliates, past and present (together, the “Company Group”), as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way related to his service as an officer, director, employee, member or manager of any member of the Company Group, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any member of the Company Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement related to Weyand’s employment or service with any member of the Company Group, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release shall not apply to (1) any obligation created by or arising out of this Separation Agreement for which receipt or satisfaction has not been acknowledged, (2) any right to indemnification that Weyand may have pursuant to MSC’s Bylaws, its certificate of incorporation or under the Employment Agreement with respect to any loss, damages or expenses (including but not limited to attorneys’ fees) that Weyand may in the future incur with respect to his service as an employee, officer or director of MSC or any of its subsidiaries or affiliates, (3) with respect to any rights that Weyand may have to insurance coverage for such losses, damages or expenses under any MSC directors and officers liability insurance policy, (4) any right with respect to the Vested Equity Awards pursuant to the written equity-based award agreements entered into by and between MSC and Weyand before the Separation Date to the extent that such right continues after the Separation Date in accordance with the terms of the award, (5) the right of Weyand to obtain contribution as permitted by law in the event of an entry of judgment against Weyand as a result of any act or failure to act for which Weyand and MSC are jointly liable, (6) any rights to continued medical coverage that Weyand may have under COBRA, (7) any rights to payment of benefits that Weyand may have under a retirement plan sponsored or maintained by MSC that is intended to qualify under Section 401(a) of the Code, and (8) Weyand’s right to receive payment of the Deferred Compensation Benefit.

IV. 1542 Waiver. It is the intention of Weyand in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Weyand hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Weyand acknowledges that he may hereafter discover claims or facts in addition to or different from those which Weyand now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Weyand hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Weyand acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542.

V. ADEA Waiver. Weyand expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement. Weyand further expressly acknowledges and agrees that:

A. In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

B. He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

C. He was given a copy of this Separation Agreement on March 27, 2009 and informed that he had twenty-one (21) days within which to consider this Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit B; and

D. He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

VI. No Transferred Claims. Weyand warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold MSC and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VII. Removal of Certain Property; Return of Property. Weyand acknowledges that certain automobiles and a boat (together, the “vehicles”) belonging to him are currently located (if not heretofore removed by Weyand) at the Newport Beach Residence. Weyand agrees to remove such vehicles from the property (if not already so removed) within thirty (30) days following the date hereof. If such vehicles have not been removed from the property within such 30-day period, MSC will arrange to have such vehicles removed and placed in storage at Weyand’s expense. In no event will MSC have any liability (for expenses, damage or otherwise) with respect to such vehicles (while they are located at the Newport Beach Residence, being transported, in storage or otherwise). Weyand represents and warrants that he has returned to MSC all keys to the Newport Beach Residence that were ever in his possession, that he has not permitted any other person to retain or duplicate any such key, and that to his knowledge no person (other than a person continuing in the employ of MSC after the date hereof) is currently in possession of such a key. Weyand represents and warrants that he has not removed from the Newport Beach Residence any furnishings or other property other than his own personal possessions. Weyand represents and warrants that he has not taken, or otherwise caused or permitted there to be taken, and to his knowledge there has not been taken, from the Newport Beach Residence any furnishings or other property paid for by MSC (including any such property which Weyand or another individual may have initially purchased but for which such individual received reimbursement from MSC). Weyand represents and warrants that he has truthfully and faithfully accounted for and delivered to MSC all property belonging to MSC or any of its subsidiaries or other affiliates. If property belonging to MSC or any of its subsidiaries or other affiliates is determined to be in Weyand’s possession or has been transferred by Weyand to any other person without MSC’s consent, Weyand shall immediately deliver or cause there to be delivered to MSC all such property and, if not so returned, MSC shall (without limiting any of MSC’s other rights or remedies in the circumstances) be entitled to offset any payments remaining due to Weyand under Section II of this Separation Agreement by MSC’s cost to replace such property. Weyand is, however, permitted to retain his personal home computer and papers and other materials of a personal nature, including personal diaries, calendars and personal rolodexes, personal information relating to his compensation or relating to the reimbursement of expenses, personal information that he reasonably believes are needed for tax purposes and copies of MSC’s compensatory plans, programs and agreements relating to his compensation as an employee.

VIII. Non-Competition. Weyand acknowledges and recognizes the highly competitive nature of MSC’s businesses, the amount of sensitive and confidential information involved in the discharge of Weyand’s position with MSC, and the harm to MSC that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, Weyand hereby expressly agrees as follows:

a.

As a result of the particular nature of Weyand’s relationship with MSC, in the capacities identified earlier in this Separation Agreement, for the longer of (a) 12 months following the Separation Date or (b) any period that Weyand is receiving payments pursuant to Section II, Weyand hereby agrees that he will not, directly or indirectly, (i) engage in any business for Weyand’s own account or derive any material economic benefit from any business that competes with the business of MSC or any of its affiliates (MSC and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) other than in the performance of his duties hereunder, interfere with business relationships (whether formed before or after the Separation Date) between MSC, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group for the purpose of competing, or allowing a third party to compete, with the business of any entity of the Company Group. For purposes of this Separation Agreement, businesses in competition with the Company Group shall include, without limitation, each of the following: (i) businesses in which any entity within the Company Group actively participates; (ii) businesses in which any entity within the Company Group has identified (and which is known to Weyand or Glenn R. Wienkoop or reasonably should be known by one or both of them) as being a potential target for a strategic transaction (such as an acquisition of all or a portion of such business, a merger or purchase of stock or other equity interests in such business, a joint venture, or a technology or other asset purchase); (iii) any person or business negotiating (either now or at the time Weyand proposes to commence any such relationship) a transaction with MSC that reasonably could (if consummated) result in Change in Control Event (as such term is defined in MSC’s 2006 Performance Incentive Plan); and (iv) any businesses which any entity within the Company Group has specific plans to actively participate in the future if Weyand is aware of such plans, whether or not such entity has commenced such operations.

b.	Notwithstanding anything to the contrary in this Separation Agreement, Weyand may, directly or indirectly, own, solely as an investment, (x) securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Weyand (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own two percent (2%) or more of any class of securities of such person or (y) which is a mutual fund or similar investment vehicle.

IX. Confidentiality. As a material part of the consideration for MSC’s commitment to the terms of this Separation Agreement, Weyand hereby agrees that Weyand will not at any time knowingly disclose, disclose in a fashion that Weyand reasonably should know the consequences of such disclosure, or use for Weyand’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of Weyand’s breach of this covenant. Weyand further agrees that Weyand will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group. Notwithstanding the foregoing, the provisions of this Section IX shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Weyand to disclose or make available such information, provided, however that Weyand shall promptly notify MSC in writing upon receiving a request for such information, or (ii) with respect to any other litigation, arbitration or mediation involving this Separation Agreement, including but not limited to enforcement of this Separation Agreement.

X. Anti-solicitation. Weyand promises and agrees that for a period of one (1) year from the Separation Date, Weyand will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the

Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group; provided, however, that following the Term, the participation in, or ownership of, a competitive business shall not, in and of itself, be deemed to be material interference under this Section X.

XI. Soliciting Employees. Weyand promises and agrees that for a period of one (1) year from the Separation Date, Weyand will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

XII. Non-Disparagement. Weyand agrees that he will not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, MSC or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of MSC or any of its affiliates. Nothing in this Section XII shall in any way prohibit Weyand from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any applicable securities exchange or similar self-regulatory organization.

XIII. Miscellaneous

A. Successors. This Separation Agreement is personal to Weyand and shall not, without the prior written consent of MSC, be assignable by Weyand. This Separation Agreement shall inure to the benefit of and be binding upon MSC and its respective successors and assigns and any such successor or assignee shall be deemed substituted for MSC under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of MSC or to which MSC assigns this Separation Agreement by operation of law or otherwise.

B. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Weyand and the Chief Executive Officer of MSC or his designee, or if Weyand is then Chief Executive Officer, an officer authorized by the Board of Directors of MSC.

D. Complete Agreement. This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Weyand’s relationship with MSC and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters. Any representation, promise or agreement not specifically included in this Separation Agreement or the Confidentiality Agreement shall not be binding upon or enforceable against either party. This Separation Agreement constitutes an integrated agreement. Notwithstanding the preceding provisions of this Section XIII.D, MSC’s rights under the Employment Agreement (including, without limitation, the confidentiality and no solicitation provisions thereof), the Inventions Agreement by and between Weyand and MSC and entered into on or about February 10, 2005 (the “Inventions Agreement”), and any written equity-based award agreement entered into by and between MSC and Weyand before the Separation Date pursuant to which Weyand has rights that continue after the Separation Date in accordance with the terms of the award are each outside of the scope of the foregoing provisions of this Section XIII.D and shall continue in effect in accordance with their terms.

E. Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

F. Choice of Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of Ohio, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio without regard to principles of conflict of laws.

G. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

H. Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

I. Arbitration. Any controversy arising out of or relating to this Separation Agreement, the enforcement or interpretation of this Separation Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Separation Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole neutral arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section XIII.I. The parties agree that MSC shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party will bear its own attorney’s fees and costs (other than forum costs associated with the arbitration which in any event shall be paid by MSC).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section XIII.I, Weyand and MSC acknowledge that any breach of any of the covenants or provisions contained in this Separation Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in this Separation Agreement or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of this Separation Agreement.

J. Advice of Counsel. In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

K. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

L. Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

M. Taxes. Other than MSC’s obligation to withhold taxes as required by law or regulation, Weyand shall be solely responsible for any taxes due as a result of the payment of the Severance Benefit and other benefits to be provided to Weyand pursuant to Section II. Weyand will defend and indemnify MSC and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Weyand’s failure to pay any taxes due with respect to any such payment. Notwithstanding the foregoing, in the event that Weyand is liable for excise tax under Section 4999 of the Code, MSC shall pay him the amounts required under Section 3.4 of the Employment Agreement.

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 31st day of March 2009.

“Weyand”

/s/ William J. Weyand
William J. Weyand

EXECUTED this 31st day of March 2009.

“MSC”
MSC.Software Corporation,
a Delaware corporation

	By:	/s/ John A. Mongelluzzo
	Its:	Executive Vice President

SCHEDULE A

WILLIAM J. WEYAND

EQUITY AND

NON-QUALIFIED DEFERRED COMPENSATION BALANCES

Non-qualified Vested Stock Options

Number of Options	Option Exercise Price($)	Grant Date
450,000	9.89	02/10/05
5,000	10.27	01/03/05
10,000	9.68	12/03/04

465,000

Deferred Compensation Account
Balance as of 12/31/08:	$156,346.00

2008 Contribution made in 2009:	47,890.00

	$204,236.00

EXHIBIT B

ACKNOWLEDGMENT AND WAIVER

I, William J. Weyand, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Ohio that the foregoing is true and correct.

EXECUTED this 31st day of March 2009, at Orange County, California.

/s/ William J. Weyand
William J. Weyand